EXHIBIT 99.2

ITEM 7.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As used herein, the terms “Equifax,” “the Company,” “we,” “our” and “us” refer to Equifax Inc., a Georgia corporation, and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only Equifax Inc.

All references to earnings per share data in Management’s Discussion and Analysis (“MD&A”) are to diluted earnings per share (“EPS”) unless otherwise noted. Diluted EPS is calculated to reflect the potential dilution that would occur if stock options or other contracts to issue common stock were exercised and resulted in additional common shares outstanding.

BUSINESS OVERVIEW

We collect, organize and manage numerous types of credit, financial, public record, demographic and marketing information regarding individuals and businesses. This information originates from a variety of sources including financial or credit granting institutions, which provide loan and accounts receivable information; governmental entities, which provide public records of bankruptcies, liens and judgments; and consumers who participate in surveys and submit warranty registration cards from which we gather demographic and marketing information. The original data is compiled and processed utilizing our proprietary software and systems and distributed to customers in a variety of user-friendly and value-add formats.

Our products and services include consumer credit information, information database management, marketing information, business credit information, decisioning and analytical tools, and identity verification services which enable businesses to make informed decisions about extending credit or service, mitigate fraud, manage portfolio risk, and develop marketing strategies for consumers and businesses. We also enable consumers to manage and protect their financial affairs through a portfolio of products that we sell directly to consumers via the Internet and in various hard-copy formats in certain countries.

Information.   As discussed above, we collect, organize and manage numerous types of credit, financial, public record, demographic and marketing information regarding individuals and businesses. This information is the core of our business and provides us with many different opportunities to generate revenue, as evidenced by our various reportable segments and product lines discussed further below.

Analytics.   We have developed modeling and analytical tools, which utilize scientific and mathematical processes, to provide customers with value-add insight and intelligence into their relationships with customers, as well as facilitate their consumer- and commercial-oriented decisioning activities. These decisioning activities include numerous types of consumer interactions including customer acquisition, relationship management (e.g., up-selling and cross-selling) and risk management.

Enabling Technologies.   Our enabling technologies include products such as ePort, Equifax APPLY™, Decision Power, ID Authentication, Accel CM, Accel DM, LoanCenter and InterConnect. These platforms are generally distributed using the application service provider model to allow for ease of integration into customers’ in-house technology systems and to leverage our extensive technological systems and communication networks. The use of these enabling technology platforms provides application processing and decisioning solutions that allow our customers to automate and simplify a broad set of complex business processes.

Segment and Geographic Information

Segments. Effective January 1, 2007, we implemented certain organizational changes as a result of a strategic review of our business. The changes to our internal structure changed our reportable segments to the following: U.S. Consumer Information Solutions, North America Personal Solutions, North America Commercial Solutions and International. U.S. Consumer Information Solutions consists of the former Marketing Services and North America Information Services, excluding U.S. Commercial Services and Canada. North America Commercial Solutions represents our commercial business for the U.S. and Canada that was formerly reported within North America Information Services, as well as our October 2006 acquisition of Austin-Tetra. International consists of Canada Consumer, Europe and Latin America. North America Personal Solutions remains unchanged. The financial results within MD&A have been recast to align with our new organizational structure for all periods presented.

The U.S. Consumer Information Solutions segment, the largest of our four segments, consists of four product and service lines: Online Consumer Information Solutions, Mortgage Reporting Solutions, Credit Marketing Services and Direct Marketing Services. Online Consumer Information Services and Mortgage Reporting Solutions revenue is principally transaction-based and is derived from our sales of the products such as credit reporting and scoring, mortgage reporting, identity verification, fraud detection and modeling services, and certain of our decisioning products that facilitate and automate a variety of credit-oriented decisions, a significant majority of which are delivered electronically. Credit Marketing Services and Direct Marketing Services revenue is principally project-based and derived from our sales of the products such as those that assist customers in acquiring new customers, cross-selling to existing customers and manage portfolio risk.

North America Personal Solutions revenue is both transaction- and subscription-based and is derived from the sale of credit monitoring and identity theft protection products, which we deliver to consumers through the mail and electronically via the Internet.

North America Commercial Solutions revenue is principally transaction-based and is derived from the sale of business information, credit scores and portfolio analytics (decisioning tools) that enable customers to utilize our information to make financial, marketing and purchasing decisions related to businesses.

The International segment consists of Canada Consumer, Europe and Latin America. Canada Consumer’s products and services are similar to our U.S. consumer operations, while Europe and Latin America are made up of varying mixes of product lines that are in our other three reportable segments.  For additional information regarding our reportable segments, including detailed financial results, see Note 14 of the Notes to Consolidated Financial Statements as well as further discussion within MD&A.

Geographic Information.  We currently operate in 14 countries: Argentina, Brazil, Canada, Chile, Costa Rica, El Salvador, Honduras, Peru, Portugal, the Republic of Ireland, Spain, the

United Kingdom (“U.K.”), Uruguay, and the U.S.  Of the countries we operate in, 72% of our revenue was generated in the U.S. during the twelve months ended December 31, 2006.

Key Performance Indicators

Management focuses on a variety of key indicators to monitor operating and financial performance. These performance indicators include measurements of operating revenue, operating revenue growth, operating income, operating margin, net income, diluted earnings per share, cash provided by operating activities and capital expenditures. The key performance indicators for the twelve months ended December 31, 2006, 2005 and 2004, were as follows:

	Key Performance Indicators
	Twelve Months Ended
	December 31,
	2006	2005	2004
	(Dollars in millions, except per share data)
Operating revenue	$1,546.3	$1,443.4	$1,272.8
Operating revenue growth	7%	13%	5%
Operating income	$436.1	$422.0	$375.8
Operating margin	28.2%	29.2%	29.5%
Income from continuing operations	$274.5	$246.5	$237.3
Diluted earnings per share from continuing operations	$2.12	$1.86	$1.78
Cash provided by operating activities	$374.3	$337.8	$309.0
Capital expenditures	$52.0	$46.2	$47.5

Business Environment and Company Outlook

Our financial condition and operating performance are affected by the rate at which the U.S. economy grows, as measured by the gross domestic product, as well as levels of consumer spending and confidence regarding jobs and the health of the economy. Changes in overall economic conditions in the U.S. and other countries in which we operate, generally impact the demand for consumer credit and accordingly for our credit information, as well as other products and services. These effects are dynamic and complex.

The credit information business is characterized by price and service competition among a limited number of providers; investment in proprietary credit information databases; changes in customer requirements; continued consolidation in the lending, credit card and telecommunications industries; emerging new market segments; and technological innovation. Being competitive requires an emphasis on efficient processing to offset price compression; technological competence; protection of sensitive data; devotion of significant resources to marketing; and developing applications to differentiate our products and services from those of our competitors. Other significant factors include product cost, brand recognition, customer responsiveness, ability to successfully integrate acquisitions and regulatory compliance.

We serve customers across a wide range of industries, including the financial services, retail, telecommunications, utilities, automotive, brokerage, healthcare and insurance industries, as well as state and federal governments. Our revenue stream is highly diversified with our largest customer only providing slightly more than 2% of total 2006 operating revenue. Our revenues are sensitive to a variety of factors, such as demand for, and price of, our services, technological competitiveness, our reputation for providing timely and reliable service, competition within our industry, federal, state and foreign regulatory requirements governing privacy and use of data, and general economic conditions.

Long-Term Growth Strategy.   During the twelve months ended December 31, 2006, we analyzed our business to develop our growth strategy through 2010. Based on this analysis of our business, our growth strategy includes the following:

•       Increasing our share of our customers’ spending on information-related services through the development and introduction of new products, pricing our services in accordance with the value they create for customers, increasing the range of current services utilized by customers, and improving the quality of sales and customer support interactions with consumers;

•       Increasing our customers’ use of our proprietary analytical, predictive and enabling technology;

•       Investing in and developing new, differentiated data sources that provide unique value to customers in their highest value decisioning needs; and

•       Expanding into key emerging opportunities via acquisitions, partnerships, and/or internal development, including related markets in the United States, such as initiatives in the commercial, collections, and healthcare markets, as well as new geographic markets outside the United States.

We are also committed to improving our operating efficiency through our organizational realignment by reducing layers of management, utilizing Global Centers of Excellence, and better aligning of our business units, which includes a sales structure that is more customer-focused.

Some of the specific initiatives required to execute this strategy may result in an increase in capital expenditures or cash investment in future periods. See the Liquidity and Financial Condition section within MD&A for information regarding sources and uses of cash.

RESULTS OF OPERATIONS—TWELVE MONTHS ENDED DECEMBER 31, 2006 AND 2005

Consolidated Financial Results

Operating Revenue

Consolidated operating revenue for the twelve months ended December 31, 2006 increased $102.9 million, or 7%, from $1,443.4 million in 2005 to $1,546.3 million in 2006. This increase is due to broad-based growth across most lines of business and geographies, and a favorable foreign currency impact of $18.7 million, partially offset by a $13.4 million, or 16%, decline in Mortgage Reporting Solutions within the U.S. Consumer Information Solutions segment.

Operating Expenses and Operating Margin

Consolidated operating expenses increased $88.8 million, or 9%, to $1,110.2 million for the twelve months ended December 31, 2006, as compared to $1,021.4 million for the same period in 2005.

Cost of services in 2006 increased $32.2 million, or 5%, to $626.4 million when compared to the same period in 2005. The increase in cost of services was primarily due to operating revenue growth, and increased salary expenses due to higher headcount.

Selling, general and administrative expenses for the twelve months ended December 31, 2006 increased $56.0 million, or 16%, to $401.0 million when compared to the same period a year ago. This increase was mainly due to the $7.6 million incremental negative impact of adopting SFAS No. 123R, “Share-Based Payment,” (“SFAS 123R”) on January 1, 2006; $7.5 million in loss contingencies related to certain pending legal matters; a $6.4 million severance charge recognized during the fourth quarter of 2006 related to our organizational realignment; $3.2 million in additional benefit costs associated with our former Chief Financial Officer’s (“CFO”) and Chief Administrative Officer’s (“CAO”) decisions to retire during the twelve months ended December 31, 2006; higher salary expenses due to increased headcount; and increased professional fees. These increases were partially offset by higher salary and incentive costs in the twelve months ended December 31, 2005 related to our Chief Executive Officer (“CEO”) transition. For additional information about the impact of SFAS 123R, see Note 2 of the Notes to Consolidated Financial Statements.

Consolidated operating margin for the twelve months ended December 31, 2006 was 28.2% as compared to 29.2% for the same period in 2005. The decline in operating margin was primarily driven by the loss contingencies related to certain pending legal matters, the negative incremental impact of adopting SFAS 123R and the charge related to our organizational realignment. See Notes 6 and 15 of the Notes to Consolidated Financial Statements for additional information about the activity related to the loss contingencies and the organizational realignment, respectively.

Other Income, Net

Consolidated other income, net, increased to $16.2 million for the twelve months ended December 31, 2006, as compared to $9.2 million in the same period in 2005. This increase is primarily due to a favorable settlement of claims against certain former shareholders of Naviant, Inc. in September 2006. In 2004, we served a demand for arbitration, alleging, among other things, that the sellers had breached various representations and warranties concerning information furnished to us in connection with our acquisition of Naviant, Inc. in 2002. As a result of this settlement, we recognized a $14.1 million non-taxable gain in other income, net, on our Consolidated Statement of Income for the twelve months ended December 31, 2006 (as discussed in Note 6 of the Notes to Consolidated Financial Statements). This increase was partially offset by a $3.3 million gain in 2005 related to an agreement with Risk Management Alternatives (“RMA”) Holdings, LLC, which was amended to, among other things, reduce the scope of services we were obligated to provide.

Income Taxes

Our effective income tax rate was 34.0% for the twelve months ended December 31, 2006, down from 36.9% for the same period in 2005. The reduction was due primarily to the reversal of $9.5 million in income tax reserves related to uncertain tax positions for which the applicable statute of limitations expired in the third quarter of 2006 and the $14.1 million non-taxable gain on the litigation settlement associated with Naviant, Inc. during the second quarter of 2006, offset by an increase in foreign tax expense during 2006. For additional information about our effective tax rate, see Note 7 of the Notes to Consolidated Financial Statements

Net Income

Net income for the twelve months ended December 31, 2006, was $274.5 million, compared to $246.5 million for the twelve months ended December 31, 2005. Earnings per share increased to $2.12 for the twelve months ended December 31, 2006, as compared to $1.86 for the same period a year ago.

Segment Financial Results

Our consolidated segment results for the twelve months ended December 31, 2006 and 2005 were as follows:

	Twelve Months Ended December 31,
		% of		% of
(dollars in millions)	2006	Revenue	2005	Revenue	$ Change	% Change
Operating revenue:
U.S. Consumer Information Solutions	$968.1	63%	$933.3	64%	$34.8	4%
International	402.8	26%	358.3	25%	44.5	12%
North America Personal Solutions	126.0	8%	114.7	8%	11.3	10%
North America Commercial Solutions	49.4	3%	37.1	3%	12.3	33%
Total operating revenue	$1,546.3	100%	$1,443.4	100%	$102.9	7%

	Twelve Months Ended December 31,
		Operating		Operating
(dollars in millions)	2006	Margin	2005	Margin	$ Change	% Change
Operating income:
U.S. Consumer Information Solutions	$395.7	40.9%	$392.2	42.0%	$3.5	1%
International	118.1	29.3%	100.8	28.1%	17.3	17%
North America Personal Solutions	13.6	10.8%	13.5	11.8%	0.1	1%
North America Commercial Solutions	9.9	20.2%	4.4	11.8%	5.5	128%
General Corporate Expense	(101.2)	nm	(88.9)	nm	(12.3)	-14%
Total operating income	$436.1	28.2%	$422.0	29.2%	$14.1	3%

Our operating revenue by product and service lines, or geographic regions within our reportable segments for the twelve months ended December 31, 2006 and 2005 was as follows:

	Twelve Months Ended December 31,
		% of		% of
(dollars in millions)	2006	Revenue	2005	Revenue	$ Change	% Change
Operating revenue:
Online Consumer Information Solutions	$619.2	40%	$594.5	41%	$24.7	4%
Mortgage Reporting Solutions	71.7	5%	85.1	6%	(13.4)	-16%
Credit Marketing Services	166.3	11%	150.7	10%	15.6	10%
Direct Marketing Services	110.9	7%	103.0	7%	7.9	8%
Total U.S. Consumer Information Services	968.1	63%	933.3	64%	34.8	4%
Europe	153.6	10%	142.0	10%	11.6	8%
Latin America	154.0	10%	126.7	9%	27.3	21%
Canada Consumer	95.2	6%	89.6	6%	5.6	6%
Total International	402.8	26%	358.3	25%	44.5	12%
North America Personal Solutions	126.0	8%	114.7	8%	11.3	10%
North America Commercial Solutions	49.4	3%	37.1	3%	12.3	33%
Total operating revenue	$1,546.3	100%	$1,443.4	100%	$102.9	7%

U.S. Consumer Information Solutions

For the twelve months ended December 31, 2006, U.S. Consumer Information Solutions revenue was $968.1 million, an increase of $34.8 million, or 4%, when compared to the same period in 2005. U.S. Consumer Information Solutions operating income was $395.7 million, an increase of $3.5 million, or 1%, from the same period a year ago. U.S. Consumer Information Solutions operating margin was 40.9% for the twelve months ended December 31, 2006, versus 42.0% for the same period in 2005. This decline in operating margin was primarily driven by changes in business mix which resulted in price compression; increased tax and legal expenses; higher technology and fulfillment-related costs; and the $4.0 million, pretax, loss contingency related to certain pending legal matters.

Online Consumer Information Solutions. For the twelve months ended December 31, 2006, Online Consumer Information Solutions revenue totaled $619.2 million, an increase of $24.7 million, or 4%, when compared to the same period in 2005. This increase is primarily due to higher sales volume to our financial services customers, which offset some decline in telecommunication accounts and price compression. Online volume was approximately 650 million transactions, up 6% year-over-year.

Mortgage Reporting Solutions. For the twelve months ended December 31, 2006, Mortgage Reporting Solutions revenue totaled $71.7 million, a decrease of $13.4 million, or 16%, as compared to the same period a year ago. This decrease is primarily due to volume declines from a large customer that changed its retail mortgage business model, as well as less favorable mortgage market conditions, including higher interest rates that resulted in lower refinancing and mortgage origination activity.

Credit Marketing Services.  For the twelve months ended December 31, 2006, Credit Marketing Services revenue totaled $166.3 million, an increase of $15.6 million, or 10%, when compared to the same period in 2005. The increase in Credit Marketing Services revenue is primarily due to higher volume mainly from national and regional customers for certain of our products that target new customers and our account management product offerings, as well as continued demand for core prescreen products and data sales.

Direct Marketing Services.  For the twelve months ended December 31, 2006, Direct Marketing Services revenue totaled $110.9 million, an increase of $7.9 million, or 8%, as compared to the same period in 2005. This increase was primarily due to the acquisition of BeNow, Inc. (“BeNow”) in August 2005.

North America Personal Solutions

North America Personal Solutions revenue for the twelve months ended December 31, 2006 totaled $126.0 million, an increase of $11.3 million, or 10%, compared to the same period in 2005. This increase is primarily due to higher revenue related to subscription-based products, mainly driven by our 3-in-1 Monitoring product, as we continue to transition from a transaction-based product mix to subscription-based products. We also increased revenues through targeted advertising and improvement in the conversion of inquiries to sales. Revenue also increased due to solutions provided in third-party data breaches.

North America Personal Solutions operating income for the twelve months ended December 31, 2006 increased $0.1 million, to $13.6 million, compared to $13.5 million for the same period in 2005. North America Personal Solutions operating margin was 10.8% for the twelve months ended December 31, 2006, versus 11.8% for the same period in 2005. The slight increase in operating income was due to growth from increased subscription-based revenue, largely offset by volume-related costs and the recognition of $5.0 million in pretax loss contingencies related to certain legal matters. Of this $5.0 million loss, $4.0 million was recognized in selling, general and administrative expenses and $1.0 million was recorded in cost of services on our Consolidated Statement of Income during the twelve months ended December 31, 2006.

North America Commercial Solutions

North America Commercial Solutions revenue for the twelve months ended December 31, 2006 totaled $49.4 million, an increase of $12.3 million, or 33%, compared to the same period in 2005. This increase is primarily due to new customers, growth in usage from existing customers and the acquisition of Austin-Tetra in October 2006.

North America Commercial Solutions operating income for the twelve months ended December 31, 2006 increased $5.5 million, to $9.9 million, compared to $4.4 million for the same period in 2005. North America Commercial Solutions operating margin was 20.2% for the twelve months ended December 31, 2006, versus 11.8% for the same period in 2005. The increase in operating income was due to growth driven by an overall rise in volume and improved operating leverage.

International

For the twelve months ended December 31, 2006, International revenue was $402.8 million, an increase of $44.5 million, or 12%, when compared to the same period in 2005. International operating income was $118.1 million, an increase of $17.3 million, or 17%, from the same period a year ago. International operating margin was 29.3% for the twelve months ended December 31, 2006, versus 28.1% for the same period in 2005. This increase in operating margin was primarily driven by higher pricing for selected high-value products and favorable foreign currency in Latin America, and higher sales volume and continued focus on controlling expenses, including certain vendor price reductions received during the six months ended June 30, 2006 in Europe.  These increases were partially offset by higher production costs from rising sales volumes related to our consumer and commercial businesses and increased investment in the business in Europe.

Europe. Europe revenue for the twelve months ended December 31, 2006, was $153.6 million, an increase of $11.6 million, or 8%, as compared to the same period in 2005. Revenue increases were primarily due to higher consumer information services activity associated with new business and increased volumes from existing customers, as well as increased volumes related to our commercial services business. Local currency fluctuation against the U.S. dollar favorably impacted our European revenue by $2.2 million, or 1%, as revenue was up 7% in local currency.

Latin America.  Latin America revenue for the twelve months ended December 31, 2006, totaled $154.0 million, an increase of $27.3 million, or 21%, as compared to the same period in 2005. The change was primarily due to broad-based pricing increases in core information products, higher pricing for high-value products, new product introductions and favorable foreign currency impact. The program to price for value is approaching a more mature stage, which may impact the rate of revenue growth, although inherent market growth and the potential for share gain remains attractive.

During the twelve months ended December 31, 2006, all six countries in Latin America experienced double digit revenue growth in U.S. dollars and five of the six countries had double-digit growth in local currency. Local currency fluctuation against the U.S. dollar favorably impacted our Latin America revenue by $8.9 million, or 7%. Revenue grew 14% in local currency in 2006.

Canada Consumer.  For the twelve months ended December 31, 2006, Canada Consumer revenue totaled $95.2 million, an increase of $5.6 million, or 6%, when compared to the same period in 2005. This increase in revenue is primarily due to the impact of favorable currency fluctuations.

General Corporate Expense

Our general corporate expenses are costs that are incurred at the corporate level and are not directly associated with activities of a particular operating segment. These expenses include shared services, and administrative and legal expenses. General corporate expense was $101.2 million for the twelve months ended December 31, 2006, an increase of $12.3 million, or 14%, compared to $88.9 million for the same period in 2005. This increase was primarily driven by the $7.6 million incremental negative impact from our adoption of SFAS 123R; the $6.4 million severance charge related to the organizational realignment; the $3.2 million negative impact of our former CFO’s and CAO’s decisions during 2006 to retire; plus normal growth in ongoing corporate expenses due to inflation. These increases were partially offset by higher salary and incentive costs during the twelve months ended December 31, 2005 related to our CEO transition. For additional information about the impact of SFAS 123R, see Note 2 of the Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS—YEARS ENDED DECEMBER 31, 2005 AND 2004

Consolidated Financial Results

Operating Revenue

Consolidated operating revenue increased $170.6 million, or 13%, to $1,443.4 million for the twelve months ended December 31, 2005, as compared to $1,272.8 million during the same period in 2004. This increase was due to growth in all of our reportable segments. Our regulatory recovery fee revenue related to the FACT Act contributed $38.0 million for the twelve months ended December 31, 2005. Regulatory recovery fee revenue was not material during the twelve months ended December 31, 2004. Local currency fluctuation against the U.S. dollar favorably impacted our operating revenue by $21.7 million.

Operating Expenses and Operating Margin

Consolidated operating expenses increased $124.4 million, or 14%, to $1,021.4 million for the twelve months ended December 31, 2005, as compared to $897.0 million in the same period in 2004. Cost of services for the twelve months ended December 31, 2005 increased $62.7 million, or 12%, to $594.2 million when compared to the same period in 2004, primarily due to sales growth as well as higher benefits and incentive costs mainly associated with our annual incentive program. During the twelve months ended December 31, 2004, we recorded a $2.4 million asset impairment charge related to Direct Marketing Services, mostly for purchased data files and other assets. During 2005 and 2004, we also incurred significant compliance costs, including operating expenses and capital investment, to implement the FACT Act requirements.

Selling, general and administrative expenses for the twelve months ended December 31, 2005 increased $60.6 million, or 21%, to $345.0 million when compared to the same period a year ago. This increase was mainly due to higher salary, incentive and benefit costs related to our CEO transition, as well as increased year-over-year expenses related to our annual incentive program which was based on our 2005 financial results. As part of the CEO transition, effective September 19, 2005, Richard F. Smith became our CEO, which, along with the retirement of our former CEO Thomas F. Chapman in 2005, contributed to the higher salary, incentive and benefit costs during the year. Additionally, higher year-over-year advertising costs also contributed to the increase in selling, general and administrative costs.

Consolidated operating margin for the twelve months ended December 31, 2005 was 29.2%, as compared to 29.5% for the same period in 2004.

Other Income, Net

Consolidated other income, net, decreased $38.3 million to $9.2 million for the twelve months ended December 31, 2005, as compared to $47.5 million in the same period in 2004. The decrease was primarily driven by a $36.8 million gain recorded in 2004 related to the sale of our investment in Intersections Inc. (for additional information regarding this sale, see Note 10 of the Notes to Consolidated Financial Statements). The decrease was partially offset by a $3.3 million gain recorded during the third quarter of 2005 related to an amendment to an agreement with RMA Holdings, LLC. For additional information about this gain, see Note 6 of the Notes to Consolidated Financial Statements.

Income Taxes

Our effective income tax rate was 36.9% for the twelve months ended December 31, 2005, down from 38.4% for the same period in 2004. The favorable reduction was primarily due to lower state income taxes and a reduction in the tax contingency reserve, and partially offset by additional tax expense related to non-deductible executive compensation.

Discontinued Operations

In 2002, we made the decision to exit our commercial services business in Spain, which was part of our European reportable segment. We disposed of this business in 2004. We have reclassified the 2004 results of our commercial business in Spain to loss from discontinued operations. Additionally, in 2004, we sold our Italian business and have reclassified the 2004 results of Italy to loss from discontinued operations. Accordingly, we recorded a $2.6 million, net of tax, loss from discontinued operations for the twelve months ended December 31, 2004. For additional information about our discontinued operations, see Note 12 of the Notes to Consolidated Financial Statements.

Net Income

Net income for the twelve months ended December 31, 2005, was $246.5 million, compared to $234.7 million for the twelve months ended December 31, 2004, which includes the impact of discontinued operations. Earnings per share increased to $1.86 for the twelve months ended December 31, 2005, as compared to $1.76 for the twelve months ended December 31, 2004. Income from continuing operations for the twelve months ended December 31, 2004 was $237.3 million and earnings per share was $1.78. There were no discontinued operations in 2005.

Segment Financial Results

Our consolidated segment results for the twelve months ended December 31, 2005 and 2004 were as follows:

	Twelve Months Ended December 31,
		% of		% of
(dollars in millions)	2005	Revenue	2004	Revenue	$ Change	% Change
Operating revenue:
U.S. Consumer Information Solutions	$933.3	64%	$836.2	65%	$97.1	12%
International	358.3	25%	312.8	25%	45.5	15%
North America Personal Solutions	114.7	8%	96.1	8%	18.6	19%
North America Commercial Solutions	37.1	3%	27.7	2%	9.4	34%
Total operating revenue	$1,443.4	100%	$1,272.8	100%	$170.6	13%

	Twelve Months Ended December 31,
		Operating		Operating
(dollars in millions)	2005	Margin	2004	Margin	$ Change	% Change
Operating income:
U.S. Consumer Information Solutions	$392.2	42.0%	$339.9	40.7%	$52.3	15%
International	100.8	28.1%	78.4	25.1%	22.4	28%
North America Personal Solutions	13.5	11.8%	17.6	18.3%	(4.1)	-23%
North America Commercial Solutions	4.4	11.8%	0.2	0.6%	4.2	2550%
General Corporate Expense	(88.9)	nm	(60.3)	nm	(28.6)	-47%
Total operating income	$422.0	29.2%	$375.8	29.5%	$46.2	12%

Our operating revenue by product and service lines, or geographic regions within our reportable segments for the twelve months ended December 31, 2005 and 2004 was as follows:

	Twelve Months Ended December 31,
		% of		% of
(dollars in millions)	2005	Revenue	2004	Revenue	$ Change	% Change
Operating revenue:
Online Consumer Information Solutions	$594.5	41%	$524.6	41%	$69.9	13%
Mortgage Reporting Solutions	85.1	6%	75.5	6%	9.6	13%
Credit Marketing Services	150.7	10%	139.5	11%	11.2	8%
Direct Marketing Services	103.0	7%	96.6	7%	6.4	7%
Total U.S. Consumer Information Services	933.3	64%	836.2	65%	97.1	12%
Europe	142.0	10%	142.0	11%	—	0%
Latin America	126.7	9%	91.5	7%	35.2	38%
Canada Consumer	89.6	6%	79.3	7%	10.3	13%
Total International	358.3	25%	312.8	25%	45.5	15%
North America Personal Solutions	114.7	8%	96.1	8%	18.6	19%
North America Commercial Solutions	37.1	3%	27.7	2%	9.4	34%
Total operating revenue	$1,443.4	100%	$1,272.8	100%	$170.6	13%

U.S. Consumer Information Solutions

For the twelve months ended December 31, 2005, U.S. Consumer Information Solutions revenue was $933.3 million, an increase of $97.1 million, or 12% when compared to the same period in 2004. A portion of this increase was due to $38.0 million in regulatory recovery fees related to the FACT Act for the twelve months ended December 31, 2005. U.S. Consumer Information Solutions operating income was $392.2 million, an increase of $52.3 million, or 15%, from the same period a year ago. U.S. Consumer Information Solutions operating margin was 42.0% for the twelve months ended December 31, 2005, versus 40.7% for the same period in 2004. The increase in operating income was mainly the result of higher sales volume in all businesses and positive margins related to the FACT Act in 2005, as well as reduced production-related expenses for our traditional mail products and a $2.4 million asset impairment charge taken during 2004 in Direct Marketing Services.  While our total FACT Act-related expenditures have been greater than the corresponding revenue since January 1, 2004, certain costs related to establishing systems to comply with the FACT Act were capitalized and are being depreciated over their respective useful lives.

Online Consumer Information Solutions.   For the twelve months ended December 31, 2005, Online Consumer Information Solutions revenue totaled $594.5 million, an increase of $69.9 million, or 13%, when compared to the same period in 2004. This increase was primarily due to higher sales to our specialty and financial services customers, regulatory recovery fee revenue of $35.1 million related to the FACT Act for the year ended December 31, 2005, the acquisition of APPRO Systems, Inc. (“APPRO”) and other affiliates that occurred during 2005, and increased revenue from products sold in our commercial services unit. Online transaction volume was approximately 610 million, up 8% year-over-year.

Mortgage Reporting Solutions.  For the twelve months ended December 31, 2005, Mortgage Reporting Solutions revenue totaled $85.1 million, an increase of $9.6 million, or 13%, as compared to the same period a year ago. This increase was mostly due to new customers, increased market share, an affiliate acquisition as well as regulatory recovery fee revenue of $2.9 million related to the FACT Act in 2005. These increases were partially offset by less favorable mortgage marketing conditions.

Credit Marketing Services.  For the twelve months ended December 31, 2005, Credit Marketing Services revenue totaled $150.7 million, an increase of $11.2 million, or 8%, when compared to the same period in 2004. The increase in Credit Marketing Services revenue was primarily due to higher volume from mainly financial institutions for certain of our products that target new customers, as well as greater revenue from other existing and new customers.

Direct Marketing Services.  Direct Marketing Services revenue for the twelve months ended December 31, 2005 totaled $103.0 million, an increase of $6.4 million, or 7%, as compared to the same period in 2004. This increase was mainly due to higher volume from existing customers and revenue from new customers and products, as well as the acquisition of BeNow in August 2005.

North America Personal Solutions

North America Personal Solutions revenue for the twelve months ended December 31, 2005 totaled $114.7 million, an increase of $18.6 million, or 19%, compared to the same period in 2004. This change was primarily due to increased volume and new products, including CreditWatch, ScoreWatch and 3-in-1 Credit Report Monitoring. Operating income for the twelve months ended December 31, 2005 decreased $4.1 million, to $13.5 million, compared to $17.6 million for the same period in 2004. This decrease was mainly due to an increase in advertising and other promotional campaigns. Personal Solutions operating margin was 11.8% for the twelve months ended December 31, 2005, versus 18.3% for the same period in 2004.

North America Commercial Solutions

North America Commercial Solutions revenue for the twelve months ended December 31, 2005 totaled $37.1 million, an increase of $9.4 million, or 34%, compared to the same period in 2004. This increase is primarily due to new customers and growth in usage from existing customers.

North America Commercial Solutions operating income for the twelve months ended December 31, 2005 increased $4.2 million, to $4.4 million, compared to $0.2 million for the same period in 2004. North America Commercial Solutions operating margin was 11.8% for the twelve months ended December 31, 2005, versus 0.6% for the same period in 2004. The increase in operating income was driven by overall volume growth and improved operating leverage.

International

For the twelve months ended December 31, 2005, International revenue was $358.3 million, an increase of $45.5 million, or 15%, when compared to the same period in 2004. International operating income was $100.8 million, an increase of $22.4 million, or 28%, from the same period a year ago. International operating margin was 28.1% for the twelve months ended December 31, 2005, versus 25.1% for the same period in 2004. This increase in operating margin is primarily driven by higher sales volumes and pricing, as well as favorable currency impact in Latin America and expense reductions in Europe.  However, softness in the U.K. economy during 2005 continued to impact the overall performance of our European operations.

Europe.  Europe revenue was flat at $142.0 million for the twelve months ended December 31, 2005 and 2004. This was primarily due to a decline in credit applications and marketing mailings in the U.K., and offset by a rise in our personal solutions products, new product sales and increases in our account management scores. Local currency fluctuation against the U.S. dollar unfavorably impacted our Europe revenue by $1.0 million, or 1%.

Latin America.  Latin America revenue for the twelve months ended December 31, 2005 totaled $126.7 million, an increase of $35.2 million, or 38%, as compared to the same period in 2004. Local currency fluctuation against the U.S. dollar favorably impacted our Latin America revenue by $15.1 million and Latin America operating income by $3.4 million. Six countries in Latin America experienced double-digit revenue growth due to increased volume resulting from strengthening local economies and higher pricing associated with better contract execution.

Canada Consumer. For the twelve months ended December 31, 2005, Canada Consumer revenue totaled $89.6 million, an increase of $10.3 million, or 13%, when compared to the same period in 2004, primarily due to favorable currency impact and higher sales volume.

General Corporate Expense

Our general corporate expenses are expenses that are incurred at the corporate level and are not directly associated with activities of a particular reportable segment. These expenses include shared services as well as administrative and legal expenses. General corporate expense was $88.9 million for the twelve months ended December 31, 2005, an increase of

$28.6 million, or 47%, compared to $60.3 million for the same period in 2004. This increase was mainly driven by higher salary, incentive and benefit costs related to our CEO transition (see previous discussion), as well as increased year-over-year expenses regarding our annual incentive program which is based on our financial results.

LIQUIDITY AND FINANCIAL CONDITION

As of December 31, 2006, we had $67.8 million in cash and cash equivalents compared to $37.5 million at December 31, 2005. Our principal sources of liquidity are cash provided by operating activities and our revolving credit facilities. Our ability to generate cash from operating activities is one of our fundamental financial strengths. We believe that anticipated cash provided by operating activities, together with current cash and cash equivalents and access to committed and uncommitted credit facilities and the capital markets, if required, will be sufficient to meet our projected cash requirements for the next twelve months, and the foreseeable future thereafter. However, any projections of future liquidity needs and cash flows are subject to substantial uncertainty. We have $250.0 million in principal relating to our 4.95% senior unsecured notes due November 1, 2007. Upon maturity, we intend to either (1) pay this obligation through a combination of borrowings under our credit facilities and cash and cash equivalents available at that time, or (2) refinance these notes, assuming such financing is available to us on acceptable terms.

In the normal course of business, we will consider the acquisition of, or investment in, complementary businesses or joint ventures, products, services and technologies, capital expenditures, payment of dividends, repurchase of outstanding shares of common stock and the retirement of debt. We may elect to use available cash and cash equivalents to fund such activities in the future. In the event additional liquidity needs arise, we may raise funds from a combination of sources, including the potential issuance of debt or equity securities. If adequate funds were not available to us, or were not available on acceptable terms, our ability to meet unanticipated working capital requirements or respond to business opportunities and competitive pressures could be limited.

Fund Transfer Limitations.   The ability of certain of our subsidiaries and associated companies to transfer funds to us is limited, in some cases, by certain restrictions imposed by foreign governments, which do not, individually or in the aggregate, materially limit our ability to serve our indebtedness, meet our current obligations or pay dividends.

Cash Provided by Operating Activities

For the twelve months ended December 31, 2006, we generated $374.3 million of cash from operating activities compared to $337.8 million for the twelve months ended December 31, 2005, an increase of $36.5 million. The increase in cash provided by operating activities was primarily due to the $28.0 million increase in net income.

For the twelve months ended December 31, 2005, we generated $337.8 million of cash provided by operating activities compared to $309.0 million for the twelve months ended December 31, 2004, an increase of $28.8 million. The major sources of cash provided by operating activities for 2005 were net income of $246.5 million and the reduction within net income of non-cash charges for depreciation and amortization, included in determining net income, of $82.2 million.

Capital Expenditures

Capital expenditures, which consist of additions to property and equipment as well as certain other long-term assets, totaled $52.0 million, $46.2 million and $47.5 million for the twelve months ended December 31, 2006, 2005 and 2004, respectively. Our capital expenditures are used for developing, enhancing and deploying new and existing internally-developed software and technology platforms, replacing or adding equipment, updating systems for regulatory compliance, the licensing of software applications, data security and investing in disaster recovery systems. In 2007, we expect total capital expenditures to be approximately $70 million to $100 million, primarily relating to new product development and technological infrastructure.

Acquisitions

On October 6, 2006, we acquired Austin Consolidated Holdings, Inc., known as Austin-Tetra, for $34.4 million in cash. Austin-Tetra is a provider of business-to-business data management and enhancement services to the commercial market. They provide companies and government agencies with information to help them better understand existing customers, target new customers, and effectively manage their vendors. This acquisition is part of our long-term growth strategy, complementing our commercial information business. Austin-Tetra will be reported within our North America Commercial Solutions segment. We financed this acquisition through borrowings under our long-term revolving credit facility.

In March 2005, we acquired APPRO to broaden and further strengthen our enabling technologies capabilities in our U.S. Consumer Information Solutions segment. Additionally, in August 2005, we acquired BeNow to enhance our Direct Marketing Services products and services in our U.S. Consumer Information Solutions and add to our enabling technology capabilities. During the twelve months ended December 31, 2005, in order to continue to grow our credit data franchise, we also acquired the credit files, contractual rights to territories (generally states or integration areas) and customer relationships and related businesses of two independent credit reporting agencies in the U.S. and one in Canada that housed consumer information on our system. We acquired all of these businesses for $121.8 million in cash, net of cash acquired, and the issuance of 0.4 million shares of Equifax treasury stock, which had a value of $14.7 million on the date of issuance.

During the twelve months ended December 31, 2004, in order to continue to grow our credit data franchise, we also acquired the credit files, contractual rights to territories (generally states or integration areas) and customer relationships and related businesses of two independent credit reporting agencies in the U.S. and one in Canada that housed consumer information on our system. We acquired these businesses for a total of $17.4 million in cash, net of cash acquired.

For additional information about our acquisitions, see Note 3 of the Notes to Consolidated Financial Statements.

TALX Acquisition.   On February 14, 2007, we agreed to acquire TALX Corporation (“TALX”), a leading provider of workplace verification information and employment services, in a transaction valued at approximately $1.4 billion, including the assumption of debt, based on the $41.91 per share closing price of Equifax stock on February 14, 2007. The acquisition of TALX equity is structured to consist of 75% Equifax common stock and 25% cash, together valued at approximately $1.2 billion. TALX shareholders may elect to receive for each share of TALX stock either a fixed exchange ratio of .861 shares of Equifax stock, $35.50 in cash or a combination of stock and cash equivalent value, subject to proration to achieve the 75% Equifax common stock and 25% cash consideration described above. In the aggregate, upon the closing of the acquisition, we will issue approximately 22 million shares of Equifax stock and pay approximately $300 million in cash for the stock of TALX. We also will assume TALX’s outstanding debt, which was $191.6 million at December 31, 2006. We plan to finance the acquisition with cash provided by operating activities and borrowings under our senior revolving credit facility, of which no amounts were outstanding at February 14, 2007. The transaction has been approved by the Board of Directors of each company and also must be approved by the stockholders of TALX. The transaction is also subject to review by regulatory authorities and other customary closing conditions. We currently expect the transaction to close by the end of the third quarter of 2007. This transaction will be accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations”.

In February 2007, our Board of Directors authorized us to repurchase an increased number of shares of our common stock. We announced our intention to repurchase approximately $700 million of the stock issued in the acquisition. We expect to finance these share repurchases using cash provided by operating activities, as well as the issuance of new debt.

Borrowings and Credit Facility Availability

Short-Term Borrowings.   Net short-term (repayments) borrowings during the twelve months ended December 31, 2006, 2005 and 2004, totaled ($12.2) million, $92.3 million and ($22.5) million, respectively, activity under our trade receivables-backed, revolving credit facility. Under this facility, a wholly-owned subsidiary of Equifax may borrow up to $125.0 million, subject to borrowing base availability and other terms and conditions, for general corporate purposes. The amended credit facility is scheduled to expire on November 29, 2007, with the option to extend the term for an additional period of up to one year if specified conditions are satisfied. Outstanding debt under the facility is consolidated on our Balance Sheet for financial reporting purposes. Based on the calculation of the borrowing base applicable at December 31, 2006, $19.4 million was available for borrowing and $80.0 million was outstanding under this facility, which is included in short-term debt and current maturities on our Consolidated Balance Sheet.

Long-Term Revolving Credit Facilities.   Net (repayments) borrowings under long-term revolving credit facilities during the twelve months ended December 31, 2006, 2005 and 2004 were ($40.0) million, $65.0 million, and ($138.0) million, respectively. This activity relates to our $500.0 million senior unsecured revolving credit agreement (“Existing Credit Agreement”). On July 24, 2006, we amended and restated the Existing Credit Agreement. Under the Amended and Restated Credit Agreement (the “Amended Credit Agreement”),

among other provisions, the term was extended from August 20, 2009 to July 24, 2011, the applicable margin for borrowings and the annual facility fee were lowered, the maximum leverage ratio (as defined in the Amended Credit Agreement) was increased from 3.0 to 1 to 3.5 to 1, and a minimum interest coverage ratio was deleted. The Amended Credit Agreement may be used for working capital and other general corporate purposes.

The Amended Credit Agreement also includes an “accordion” feature that will allow us to request an increase of up to $500.0 million in the maximum borrowing commitment, which cannot exceed $1.0 billion. Each member of the lending group may elect to participate or not participate in any request we make to increase the maximum borrowing commitment. In addition, any increase in the borrowing commitment pursuant to this accordion feature is subject to certain terms and conditions, including the absence of an event of default. The increased borrowing commitment may be used for general corporate purposes. We are permitted and intend to request an increase in the borrowing limit under the accordion feature of this credit facility effective upon the completion of our acquisition of TALX.

At December 31, 2006, interest was payable on borrowings under the Amended Credit Agreement at the base rate or London Interbank Offered Rate (“LIBOR”) plus a specified margin or competitive bid option as selected by us from time to time. The annual facility fee and interest rate are subject to adjustment based on our debt ratings. As of December 31, 2006, $475.0 million was available for borrowings and there were outstanding borrowings of $25.0 million under this facility, which is included in long-term debt on our Consolidated Balance Sheet.

Canadian Credit Facility.   We are a party to a credit agreement with a Canadian financial institution that provides for a C$25.0 million (denominated in Canadian dollars), 364-day revolving credit agreement which was scheduled to expire on September 30, 2006. During the third quarter of 2006, however, we renewed this facility through September 30, 2007. At December 31, 2006, there were no outstanding borrowings under this facility.

Payments on Long-Term Debt.   There were no material payments on long-term debt during the twelve months ended December 31, 2006 and 2004, respectively. During the twelve months ended December 31, 2005, we redeemed the $250.0 million principal amount relating to our 6.3% senior unsecured notes by utilizing borrowings under certain revolving credit facilities.

Other.   At December 31, 2006, 79% of our debt was fixed-rate debt and 21% was variable-rate debt. Our variable-rate debt consists of the previously mentioned revolving credit facilities and generally bears interest based on a specified margin plus a base rate, LIBOR or commercial paper rate. The interest rates reset periodically, depending on the terms of the respective financing arrangements. At December 31, 2006, interest rates on substantially all of our variable-rate debt ranged from 5.6% to 5.7%. We were in compliance with all of our financial and non-financial debt covenants at December 31, 2006. We do not anticipate any covenant compliance issues if our acquisition of TALX is consummated as presently structured.

On February 15, 2007, Standard & Poor’s Corporation downgraded our senior unsecured long-term fixed debt rating from A- to BBB+ in reaction to our public announcement of the agreement to acquire TALX Corporation and an additional $400 million share repurchase program, due to its belief that the acquisition reflects a somewhat more aggressive financial policy and more leveraged financial profile. S&P’s rating outlook remained stable. On February 16, 2007, Moody’s Investors Service changed our rating outlook to stable from positive but maintained its Baa1 rating on our senior unsecured long-term fixed debt.

For additional information about our debt, including the terms of our financing arrangements, basis for variable interest rates and debt covenants, see Note 5 of the Notes to Consolidated Financial Statements.

Equity Transactions

Sources and uses of cash related to equity during the twelve months ended December 31, 2006, 2005 and 2004 were as follows:

Share Repurchase Program.   Under the stock repurchase program authorized by our Board of Directors, we purchased 6.0 million, 4.2 million and 5.4 million common shares on the open market during the twelve months ended December 31, 2006, 2005 and 2004, respectively, for $212.7 million, $144.0 million and $138.0 million, respectively, at an average price per common share of $35.64, $34.45, and $25.57, respectively. At December 31, 2006, the amount available for future share repurchases under this program was $132.6 million. In February 2007, our Board of Directors amended the plan to authorize an additional repurchase of $650.0 million of our common stock; $400 million of such repurchase authorization is contingent on the closing of our previously described pending acquisition of TALX.

As discussed above, following the completion of the TALX acquisition, we intend to repurchase approximately $700 million in Equifax stock in open market transactions or in privately-negotiated purchases. The timing and nature of any such repurchases will depend on market conditions, other investment opportunities, applicable securities laws and other factors.

Dividend Payments.   During the twelve months ended December 31, 2006, 2005 and 2004, we paid cash dividends of $20.3 million, $20.2 million and $15.0 million, respectively, at $0.16 per share, $0.15 per share and $0.11 per share, respectively.

Exercise of Stock Options.   During the twelve months ended December 31, 2006, 2005 and 2004, we received cash of $26.1 million, $62.8 million and $28.1 million, respectively, from the exercise of stock options.

Contractual Obligations and Commercial Commitments

The following table summarizes our significant contractual obligations and commitments as of December 31, 2006. The table excludes commitments that are contingent based on events or factors uncertain at this time. Some of the excluded commitments are discussed below the footnotes to the table.

	Payments due by
	Total	Less than 1 year	1 to 3 years	3 to 5 years	Thereafter
	(In millions)
Debt(1)	$505.1	$330.0	$—	$25.0	$150.1
Operating leases(2)	108.2	18.3	26.6	17.1	46.2
Data processing, outsourcing agreements and other purchase obligations(3)	331.5	73.6	101.2	86.8	69.9
Other long-term liabilities(4)	87.4	9.9	17.3	13.5	46.7
Interest payments(5)	244.9	26.6	24.1	23.4	170.8
	$1,277.1	$458.4	$169.2	$165.8	$483.7

(1)             The amounts are gross of unamortized discounts totaling $1.2 million at December 31, 2006. Total debt on our Consolidated Balance Sheets is net of the unamortized discounts. For additional information about our debt, see Note 5 of the Notes to Consolidated Financial Statements.

(2)             Our operating lease obligations principally involve office space and equipment, which includes the lease of our technology center that expires in 2012, the lease associated with our headquarters building that expires in 2010 and the ground lease associated with our headquarters building that expires in 2048. For additional information about our operating leases, see Note 6 of the Notes to Consolidated Financial Statements

(3)             These agreements primarily represent our minimum contractual obligations for services that we outsource associated with our computer data processing operations and related functions, and certain administrative functions. These agreements expire between 2007 and 2013. For additional information about these agreements, see Note 6 of the Notes to Consolidated Financial Statements.

(4)             These long-term liabilities primarily relate to obligations associated with certain pension, postretirement and other compensation-related plans, some of which are discounted in accordance with GAAP. We made certain assumptions about the timing of such future payments. This table does not include our severance accrual related to our organizational realignment. For additional information about this accrual, see Note 11 of the Notes to Consolidated Financial Statements.

(5)             For future interest payments on related variable-rate debt, which is generally based on LIBOR or commercial paper plus a specified margin, we used the variable rate in effect at December 31, 2006 to calculate these payments. The variable portion of the rate at December 31, 2006 (excluding the margin and facility fees) was between 5.6% and 5.7% for substantially all of our variable debt. Future interest payments related to our $500.0 million revolving credit facility and trade receivables-backed revolving credit facility are based on the borrowings outstanding at December 31, 2006 through their respective maturity dates, assuming such borrowings are outstanding until that time. Future interest payments may be different depending on the borrowing activity going forward under these revolving credit facilities.

A potential significant use of cash would be the payment to Computer Sciences Corporation (“CSC”) if they were to exercise their option to sell their credit reporting business to us at any time prior to 2013. The option exercise price will be determined by agreement or by an appraisal process and would be due in cash within 180 days after the exercise of the option. We estimate that if the option had been exercised at December 31, 2006, the price range would have approximated $650 million to $725 million. This estimate is based solely on our internal analysis of the value of the business, current market conditions and other factors, all of which are subject to constant change. Therefore, the actual option exercise price could be materially higher or lower than our estimate. Our agreement with CSC, which expires on July 31, 2008, also provides us with an option to purchase its credit reporting business if it does not elect to renew the agreement or if there is a change in control of CSC while the agreement is in effect. If CSC were to exercise its option, or if we were able to and decided to exercise our option, then we would have to obtain additional sources of funding. We believe that this funding would be available from sources such as additional bank lines of credit and the capital markets for debt and/or equity financing. However, the availability and terms of any such capital financing would be subject to a number of factors, including credit market conditions, the state of the equity markets, general economic conditions, credit ratings and our financial performance and condition.

In the preceding table, we have not included amounts related to future pension and other postretirement benefit plan contributions, as such required funding amounts have not been determined. For additional information about our pension and other benefit plans, see Note 9 of the Notes to Consolidated Financial Statements.

Off-Balance Sheet Transactions

Other than facility leasing arrangements, we do not engage in off-balance sheet financing activities. In 1998, we entered into a synthetic lease on our Atlanta corporate headquarters building in order to obtain favorable financing terms with regard to this facility. This $29.0 million lease expires in 2010. Lease payments for the remaining term totaled $6.0 million at December 31, 2006. Under this synthetic lease arrangement, we have guaranteed the residual value of the leased property to the lessor. In the event that the property were to be sold by the lessor at the end of the lease term, we would be responsible for any shortfall of the sales proceeds, up to a maximum amount of $23.2 million, which equals 80% of the value of the property at the beginning of the lease term. The liability for this shortfall, which was $1.4 million and $4.0 million at December 31, 2006 and 2005, respectively, is recorded in other long-term liabilities on our Consolidated Balance Sheets.

Letters of Credit and Guarantees

We will from time to time issue standby letters of credit, performance bonds or other guarantees in the normal course of business. The aggregate notional amount of all performance bonds and standby letters of credit was not material at December 31, 2006, and all have a maturity of one year or less. Guarantees are issued from time to time to support the needs of the operating units. In connection with the sale of our risk management collections business to RMA Holdings, LLC in October 2000, we guaranteed the operating lease payments of a partnership affiliated with RMA to a lender of the partnership pursuant to a term loan. The operating lease, which expires December 31, 2011, has a remaining balance of $6.6 million, based on the undiscounted value of remaining lease payments, including real estate taxes, at December 31, 2006.

In September 2005, RMA sold substantially all of its assets to NCO Group, Inc. (“NCO”), after obtaining approval from the U.S. Bankruptcy Court for the Northern District of Ohio, Eastern Division. In conjunction with this sale, NCO agreed to assume the operating lease obligations discussed above, which we will continue to guarantee. We believe that the likelihood of demand for payment by us is minimal and expect no material losses to occur related to this guarantee. Accordingly, we do not have a liability on our Consolidated Balance Sheets at December 31, 2006 or 2005 related to this guarantee. For additional information regarding this transaction, see Note 6 of the Notes to the Consolidated Financial Statements.

Other Contingencies

There are other matters which we are involved in, such as legal proceedings, claims and litigation, for which the final outcome and impact to our Consolidated Financial Statements is uncertain at December 31, 2006. For additional information about these matters, see Note 6 of the Notes to Consolidated Financial Statements

Pension Plans

Pension benefits are provided through U.S. and Canadian defined benefit pension plans and two supplemental executive defined benefit pension plans. Substantially all employees participate in one or more of these plans. The measurement date for our defined benefit pension plans is December 31st of each year.

Prior to January 1, 2005, we had one non-contributory qualified retirement plan covering most U.S. salaried employees (the U.S. Retirement Income Plan, or “USRIP”) and a defined benefit plan for most salaried employees in Canada (the Canadian Retirement Income Plan, or “CRIP”). Benefits of both plans are primarily a function of salary and years of service. On January 1, 2005, we separated the USRIP into two defined benefit plans subject to the Employee Retirement Income Security Act (“ERISA”). The new plan, the Equifax Inc. Pension Plan (“EIPP”), was funded in January 2005 with the transfer of $17.0 million of assets from the USRIP and a company contribution of $20.0 million. In November 2005, an additional $30.1 million of plan assets were transferred from the USRIP to the EIPP. The EIPP covers all active employee participants of Equifax as of January 1, 2005, and the USRIP covers all inactive retired and vested participants as of that date. Inactive participants constituted approximately 85% of total participants prior to the separation. The benefits of participants in both plans were unaffected by the separation. The two groups of participants—active and inactive—had projected patterns of actuarial liabilities which were markedly different, due to the demographic differences between the two populations. The two plans have separate assumed rates of return and separate asset allocation strategies, which will allow us to more efficiently fund our pension liabilities. Additionally, the assets of one plan will not be available to fund the liabilities of the other plan. The CRIP was not impacted by the separation of the USRIP.

At December 31, 2006, the USRIP and the EIPP met or exceeded ERISA’s minimum funding requirements. We do not expect to have to make any minimum funding contributions under ERISA for 2007 with respect to the USRIP or the EIPP, based on applicable law as currently in effect. In January 2006 and 2007, however, we made discretionary contributions of $20.0 million and $12.0 million, respectively, to the EIPP. We also made a $2.0 million discretionary contribution in 2006 to fund our other post-retirement benefit plans. In the future, we will make minimum funding contribution as required and may make discretionary contributions, depending on certain circumstances, including market conditions and liquidity needs.

In August 2006, the federal Pension Protection Act of 2006 was enacted. Included in this law are changes to the method of valuing pension plan assets and liabilities for funding purposes, as well as minimum contribution levels required in 2008. We are currently evaluating the impact of this new pension law may have on our future funding requirements and our Consolidated Financial Statements.

We increased the discount rate assumption used to measure the projected pension obligations from 5.68% at December 31, 2005 to 5.86% at December 31, 2006. The increase in discount rate is due to the general increase in long-term interest rates during 2006 and the consequent effect on the yields of the hypothetical portfolio of long-term corporate bonds, which are used to determine the discount rate. Our aggregated projected benefit obligation of all plans increased slightly from $579.7 million at December 31, 2005 to $582.7 million at December 31, 2006. At December 31, 2006, the Supplemental Retirement Plans were unfunded with respect to their accumulated benefit obligation by $43.7 million as determined by SFAS No. 87, “Employers’ Accounting for Pensions” (“SFAS 87”), whereas the USRIP, EIPP and CRIP were overfunded with respect to their accumulated benefit obligation by $65.7 million.

The expected rate of return on pension plan assets should approximate the actual long-term investment gain on those assets. The expected rate of return on plan assets used to calculate annual expense was 8.00% for the USRIP and 8.25% for the EIPP for the twelve months ended December 31, 2006 and 2005, and 8.75% for the USRIP for the twelve months ended December 31, 2004. In 2007, the expected rate of return on plan assets used to calculate the annual SFAS 87 expense will be 8.00% for the USRIP and 8.25% for the EIPP.

For our non-U.S., tax-qualified retirement plans, we fund at least the amounts sufficient to meet minimum funding requirements but no more than allowed as a tax deduction pursuant to applicable tax regulations. For the non-qualified supplementary retirement plans, we fund the benefits as they are paid to retired participants, but accrue the associated expense and liabilities in accordance with U.S. generally accepted accounting principles (“GAAP”).

For additional information about our pension and other post-retirement benefit plans, including the impact of adopting SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post retirement Plans—An Amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”), see Note 9 of the Notes to Consolidated Financial Statements.

Related Party Transactions

We engage in various transactions and arrangements with related parties. We believe the terms of the transactions and arrangements do not differ from those that would have been negotiated with an independent party. For additional information about our related parties, including the associated transactions and arrangements, see Note 13 of the Notes to Consolidated Financial Statements.

Inflation

We do not believe that the rate of inflation has had a material effect on our operating results. However, inflation could adversely affect our future operating results.

RECENT ACCOUNTING PRONOUNCEMENTS

For information about new accounting pronouncements and the potential impact on our Consolidated Financial Statements, see Notes 1 and 2 of the Notes to Consolidated Financial Statements.

APPLICATION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities in our Consolidated Financial Statements and the Notes to Consolidated Financial Statements  The following accounting policies involve a critical accounting estimate because they are particularly dependent on estimates and assumptions made by management about matters that are uncertain at the time the accounting estimates are made. In addition, while we have used our best estimates based on facts and circumstances available to us at the time, different estimates reasonably could have been used in the current period, or changes in the accounting estimates that we used are reasonably likely to occur from period to period which may have a material impact on the presentation of our Consolidated Balance Sheets and Statements of Income. We also have other significant accounting policies, which involve the use of estimates, judgments and assumptions that are relevant to understanding our results. For additional information about these policies, see Note 1 of the Notes to Consolidated Financial Statements  Although we believe that our estimates, assumptions and judgments are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, collectibility of arrangement consideration is reasonably assured, the arrangement fees are fixed or determinable and delivery of the product or service has been completed. A significant portion of our revenue is derived from our processing of transactions related to the provision of information services to our customers, in which case revenue is recognized, assuming all other revenue recognition criteria are met, when the service is provided.

If at the outset of an arrangement, we determine that collectibility is not reasonably assured, revenue is deferred until the earlier of when collectibility becomes probable or the receipt of payment. If there is uncertainty as to the customer’s acceptance of our deliverables, revenue is not recognized until the earlier of receipt of customer acceptance or expiration of the acceptance period. If at the outset of an arrangement, we determine that the arrangement fee is not fixed or determinable, revenue is deferred until the arrangement fee becomes estimable, assuming all other revenue recognition criteria have been met. The determination of certain of our marketing information services revenue requires the use of estimates, principally related to transaction volumes in instances where these volumes are reported to us by our clients on a monthly basis in arrears. In these instances, we estimate transaction volumes based on average actual reported volumes reported by our customers in the past. Differences between our estimates and actual final volumes reported are recorded in the period in which actual volumes are reported. We have not experienced significant variances between our estimates and actual reported volumes in the past. We monitor actual volumes to ensure that we will continue to make reasonable estimates in the future. If we determine that we are unable to make reasonable future estimates, revenue may be deferred until actual customer data is obtained.

We have certain information solution offerings that are sold as multiple element arrangements. The multiple elements may include consumer or commercial information, file updates for certain solutions, services provided by our enabling technologies personnel, training services and/or statistical models. To account for each of these elements separately, the delivered elements must have stand-alone value to our customer, and there must exist objective and reliable evidence of the fair value for any undelivered elements. For certain customer contracts, the total arrangement fee is allocated to the undelivered elements based on their fair values and to the initial delivered elements using the residual method. If we are unable to unbundle the arrangement into separate elements for accounting, arrangement consideration may only be recognized as the final contract element is delivered to our customer.

Valuation of Goodwill, Indefinite-Lived Intangible Assets and Long-Lived Assets

Goodwill.   Goodwill represents the cost in excess of the fair value of the net assets of acquired businesses. We review goodwill for impairment based on the requirements of Statement of Financial Accounting Standards, No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). In accordance with SFAS 142, goodwill is tested for impairment at the reporting unit level on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. We perform our annual goodwill impairment test as of September 30th. During 2006, we were not required to test goodwill for impairment at an interim date.

In accordance with SFAS 142, we are required to test goodwill at the reporting unit level as defined by reference to our operating segments determined under SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

In analyzing goodwill for potential impairment, we use projections of future discounted cash flows from our reporting units to determine whether the reporting unit’s estimated fair value exceeds its carrying value. These projections of cash flows are based on our views of growth rates, anticipated future economic conditions and the appropriate discount rates relative to risk and estimates of residual values. We believe that our estimates are consistent with assumptions that marketplace participants would use in their estimates of fair value. Our estimates of fair value for each reporting unit are corroborated by market multiple comparables. The use of different estimates or assumptions within our projected discounted cash flows (e.g., growth rates, future economic conditions, discount rates and estimates of terminal values) when determining the fair value of our reporting units could result in different values and could result in a goodwill impairment charge. Additionally, a change in our reporting unit structure would result in the requirement to test goodwill for impairment at different reporting units. During the twelve months ended December 31, 2006, 2005 and 2004, we had no impairment of our reporting unit goodwill balances. For additional information about goodwill, see Note 4 of the Notes to Consolidated Financial Statements.

As a result of the change in operating segments, effective January 1, 2007, our reporting units under which we test goodwill for impairment in accordance with SFAS 142 have also changed. During the first quarter of 2007, we have reallocated the goodwill associated with our previous reporting units, in accordance with SFAS 142, to our new reporting units. See Note 15 for the results of the impairment testing subsequent to the reallocation of goodwill.

Indefinite-Lived Intangible Assets.   Indefinite-lived intangible assets consist of contractual/territorial rights representing the estimated fair value of rights to operate in certain territories acquired through the purchase of independent credit reporting agencies in the U.S. and Canada. Our contractual/territorial rights are perpetual in nature and, therefore, the useful lives are considered indefinite. Indefinite-lived intangible assets are not amortized.

In accordance with SFAS 142, we are required to test indefinite-lived intangible assets for impairment annually or whenever events and circumstances change that would indicate the asset might be impaired. We perform the impairment test for our indefinite-lived intangible assets by comparing the asset’s fair value to its carrying value. An impairment charge is recognized if the asset’s estimated fair value is less than its carrying value. We perform our annual impairment test as of September 30th. During 2006, we were not required to test contractual/territorial rights for impairment at an interim date.

We estimate the fair value of our contractual/territorial rights based on projected discounted future cash flows. The use of different estimates or assumptions within our discounted cash flow model when determining the fair value of our contractual/territorial rights, or using a methodology other than a discounted cash flow model, could result in different values for our contractual/territorial rights and could result in an impairment charge. The most significant assumptions within our discounted cash flow model are the discount rate, growth rate and charge for contributory assets. We believe that our estimates are consistent with assumptions that marketplace participants would use in their estimates of fair value.

If any legal, regulatory, contractual, competitive, economic or other factors were to limit the useful lives of our indefinite-lived intangible assets, we would be required to test these intangible assets for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and amortize the intangible asset over its remaining useful life.

During the twelve months ended December 31, 2006, 2005 and 2004, we recognized no impairment charges related to our contractual/territorial rights. For additional information about contractual/territorial rights, see Note 4 of the Notes to Consolidated Financial Statements.

Long-Lived Assets.   We monitor the status of our long-lived assets annually or more frequently if necessary, in order to determine if conditions exist or events and circumstances indicate that an asset, or asset group, may be impaired in that its carrying amount may not be recoverable. Significant factors that are considered that could be indicative of an impairment include: changes in business strategy, market conditions or the manner in which an asset is used; underperformance relative to historical or expected future operating results; and negative industry or economic trends. If potential indicators of impairment exist, we estimate recoverability based on the asset’s, or asset group’s, ability to generate cash flows greater than the carrying value of the asset, or asset group. We estimate the undiscounted future cash flows arising from the use and eventual disposition of the related long-lived asset, or asset group. If the carrying value of the long-lived asset, or asset group, exceeds the estimated future undiscounted cash flows, an impairment loss is recorded based on the amount by which the asset’s carrying amount exceeds its fair value. We utilize the discounted present value of the associated future estimated cash flows to determine the asset’s, or asset group’s, fair value, which requires us to make assumptions regarding the discount rate. The projected cash flows require several assumptions related to, among other things, relevant market factors, revenue growth, if any, and operating margins. While we believe our assumptions are reasonable, changes in these assumptions in future periods may have a material impact on our Consolidated Financial Statements. There were no impairment charges during the twelve months ended December 31, 2006 and 2005. During the twelve months ended December 31, 2004, we recorded a $2.4 million impairment charge.

Loss Contingencies

We are subject to various proceedings, lawsuits and claims arising in the normal course of our business. In accordance with SFAS No. 5, “Accounting for Contingencies,” we determine whether to disclose and/or accrue for loss contingencies based on our assessment of whether the potential loss is probable, reasonably possible or remote. We periodically review claims and legal proceedings and assess whether we have potential financial exposure based on consultation with internal and outside legal counsel and other advisors. If the likelihood of an adverse outcome from any claim or legal proceeding is probable and the amount can be reasonably estimated, we record a liability in our Consolidated Balance Sheet for the estimated settlement costs. If the likelihood of an adverse outcome is reasonably possible, but not probable, we provide disclosures related to the potential loss contingency. Our assumptions related to loss contingencies are inherently subjective. Changes in these assumptions in future periods or an outcome different than our assumption may have a material impact on our Consolidated Financial Statements. For additional information about our contingencies, see Note 6 of the Notes to Consolidated Financial Statements

Income Taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” As part of the process of preparing our Consolidated Financial Statements, we are required to estimate our income taxes in each of the domestic and international jurisdictions in which we operate. This process involves us estimating our current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our Consolidated Balance Sheets. We are required to assess the likelihood that our net deferred tax assets will be recovered from future taxable income or other tax planning strategies. To the extent we believe that recovery is not likely, we must establish a valuation allowance to reduce the deferred tax asset to the amount we estimate will be recoverable. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax provision in the Consolidated Statement of Income. A valuation allowance is currently set against certain net deferred tax assets because we believe it is more likely than not that these deferred tax assets will not be realized through the generation of future taxable income or other tax planning strategies. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities, and our future taxable income for purposes of assessing our ability to realize any future benefit from our deferred tax assets.

Our income tax provisions are based on assumptions and calculations which will be subject to examination by various tax authorities. We record tax benefits for positions in which we believe they are probable of being sustained under such examinations. Regularly, we assess the potential outcome of such examinations to determine the adequacy of our income tax accruals. We adjust our income tax provision during the period in which we determine that the actual results of the examinations may differ from our estimates. Changes in tax laws and rates are reflected in our income tax provision in the period in which they occur.

Changes in these assumptions in future periods or actual results different from our estimates may have a material impact on our Consolidated Financial Statements. For additional information about our income taxes, see Note 7 of the Notes to Consolidated Financial Statements

Pension Plans

Our pension plans are accounted for using actuarial valuations required by SFAS 87 and, for the twelve months ended December 31, 2006, SFAS 158. Our prepaid pension asset and total accrued pension benefit liability (including short-term and long-term liabilities), in accordance with SFAS 158, as of December 31, 2006, were $47.7 million, or 3% of total assets, and $51.2 million, or 5% of the total liabilities, respectively, on our Consolidated Balance Sheet. We consider accounting for our U.S. and Canadian pension plans critical because our management is required to make significant subjective judgments about a number of actuarial assumptions, which include discount rates, salary growth, expected return on plan assets, interest cost and mortality rates.

We believe that the most significant assumptions related to our net periodic benefit cost are (1) the expected return on plan assets and (2) the discount rate. The expected rate of return on plan assets is primarily based on two methods prepared by an external advisor which consider, among other things, (1) the expected equity returns based on assumptions such as dividend yield and growth rate, and (2) estimated risk premium for various asset categories. These assumptions are projected using an asset/liability forecasting model, which produces a range and distribution of values for the assumed rate of return. Adjusting our expected long-term rate of return (7.99% at December 31, 2006) by 0.5% would change our estimated pension expense in 2007 by approximately $2.7 million. We determine our discount rates primarily based on high-quality, fixed-income investments and yield-to-maturity analysis specific to our estimated future benefit payments. Adjusting our weighted-average discount rate (5.86% at December 31, 2006) by 0.5% would change our estimated pension expense in 2007 by approximately $2.6 million.

Depending on the assumptions and estimates used, the pension expense could vary within a range of outcomes and have a material impact on our Consolidated Financial Statements. For additional information about our pension plans, see Note 9 of the Notes to Consolidated Financial Statements.